Exhibit 10.1

INVESTMENT TECHNOLOGY GROUP, INC.

STOCK UNIT GRANT AGREEMENT

THIS GRANT AGREEMENT, dated as of March 24, 2008 (the “Date of Grant”), is entered into by and between Investment Technology Group, Inc. (the “Company”), a Delaware corporation, and Robert C. Gasser, an employee of the Company (the “Employee”).

WHEREAS, the Employee has been awarded the following Grant under the Investment Technology Group, Inc. 2007 Omnibus Equity Compensation Plan (the “Plan”) in satisfaction of the Company’s obligations under that certain employment agreement entered into by and between the Company and the Employee dated September 15, 2006 (the “Employment Agreement”).  Capitalized terms used herein and not defined herein shall have the meanings set forth in the Plan.  In the event of any conflict between this Grant Agreement and the Plan, the Plan shall control.

NOW, THEREFORE, in consideration of the premises and mutual covenants contained herein, and for other good and valuable consideration, the parties hereto agree as follows:

1.                                       Grant of Stock Units.  Subject to the terms and conditions set forth in this Grant Agreement and the Plan, the Employee is hereby awarded 19,503 Stock Units, representing a number of hypothetical shares of Company Stock on a one-for-one basis equal to $925,000, based on the closing price of a share of Company Stock on the Date of Grant (the “Stock Unit Grant”).

2.                                       Grant Subject to Plan Provisions.  This Stock Unit Grant is granted pursuant to the Plan, the terms of which are incorporated herein by reference, and in all respects shall be interpreted in accordance with the Plan.  The Plan and the Plan prospectus are available at http://assetlib.itginc.com/stellent/groups/public/documents/itginc/047794.pdf and http://assetlib.itginc.com/stellent/groups/public/documents/itginc/047867.pdf, respectively; provided that paper copies of the Plan and the Plan prospectus are available upon request by contacting the Legal Department of the Company at ITG_Legal or 212.444.6378.  This Stock Unit Grant is subject to interpretations, regulations and determinations concerning the Plan established from time to time by the Committee in accordance with the provisions of the Plan, including, but not limited to, provisions pertaining to (a) the registration, qualification or listing of the shares issued under the Plan, (b) changes in capitalization, (c) requirements of applicable law and (d) all other Plan provisions.  The Committee has the authority to interpret and construe this Grant Agreement pursuant to the terms of the Plan, and its decisions are conclusive as to any questions arising hereunder.

3.                                       Stock Unit Account.  The Company shall establish and maintain a Stock Unit bookkeeping account (the “Account”) on its records for the Employee and shall record in the Account the number of Stock Units awarded to the Employee.  No shares of Company Stock shall be issued to the Employee at the time the Stock Unit Grant is made.

4.                                       Vesting and Distribution of the Stock Unit Grant.

(a)                                Vesting and Distribution of Stock Unit Grant.  Subject to Sections 4(b), 4(c), 4(d) and 4(e) below and the other terms and conditions of this Grant

Agreement and the Plan, this Stock Unit Grant shall vest and be distributed on the dates set forth on Exhibit A; provided that the performance goal set forth on Exhibit A has been achieved and the Employee has remained continuously employed by the Employer from the Date of Grant through each applicable date set forth on Exhibit A.

(b)                               Termination Prior to a Change in Control.  Notwithstanding Section 4(a) above and subject to Sections 4(d) and 4(e) below, in the event the Employee incurs a Termination of Service for Good Reason (as defined in the Employment Agreement) or not for Cause (as defined in the Employment Agreement) prior to a Change in Control (as defined in the Employment Agreement) (for purposes of this Agreement, “Change in Control”), this Stock Unit Grant shall continue to vest and be distributed as if (i) the performance goal set forth in Exhibit A has been achieved and (ii) the Employee remained employed by the Company through the first anniversary of the date of his Termination of Service; provided that the Employee executes (and does not revoke) a Release (as defined in the Employment Agreement).

(c)                                Change in Control; Death or Disability.  Notwithstanding Section 4(a) above, this Stock Unit Grant shall become immediately vested (as if the performance goal set forth in Exhibit A has been achieved) and distributed in full within thirty (30) days following (i) a Change in Control, (ii) the Employee’s Termination of Service due to the Employee’s Permanent Disability (as defined in the Employment Agreement) or (iii) the Employee’s death.  Notwithstanding the foregoing, distribution shall only be made in accordance with (A) clause (i) of the preceding sentence if the transaction constituting a Change in Control under this Agreement is also a “change in control event” within the meaning of such term under Treas. Reg. section 1.409A-3(i)(5) and (B) clause (ii) of the preceding sentence if the Employee’s Permanent Disability would cause the Employee to be considered “disabled” within the meaning of such term under Treas. Reg. section 1.409A-3(i)(4).

(d)                               409A Six-Month Delay.  Notwithstanding any provision of this Grant Agreement to the contrary, if, at the time of the Employee’s Termination of Service, the Company has securities which are publicly traded on an established securities market and the Employee is a “specified employee” (as defined in section 409A of the Code) and it is necessary to postpone the commencement of any distributions otherwise distributable pursuant to this Grant Agreement as a result of such termination of employment to prevent any accelerated or additional tax under section 409A of the Code, then the Company will postpone the commencement of the distributions hereunder (without any reduction in such distributions ultimately made to the Employee), until the first business day following the date that is six months following the Employee’s “separation of service” with the Company (within the meaning of such term under Code Section 409A).  If any distributions are postponed due to such requirements, such distributions will be made in a lump sum to the Employee on the first business day following the date that is six months following the Employee’s “separation of service” with the Company.  If the Employee dies during the postponement period prior to the distribution of the postponed distribution amount, the distribution of the postponed distribution amount shall be made to the personal representative of the Employee’s estate within sixty (60) days after the date of the Employee’s death.

(e)                                Other Termination; Forfeiture of Award.  Except as otherwise provided in this Section 4, in the event of Termination of Service of the Employee prior to the date the Stock Unit Grant otherwise becomes vested, the Stock Unit Grant shall immediately be forfeited by the Employee and become the property of the Company.

(f)                                  “Termination of Service” means the Employee’s “separation from service” (within the meaning of such term under section 409A of the Code and the regulations promulgated thereunder) with the Company and its Subsidiaries.  An employee employed by a Subsidiary of the Company shall be deemed to incur a Termination of Service if the Subsidiary of the Company ceases to be such a Subsidiary and the employee does not immediately thereafter become an employee of the Company or another Subsidiary of the Company.  Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries shall not be considered a Termination of Service.

(g)                               Adjustments.  Unless otherwise provided by the Committee, all amounts receivable in connection with any adjustments to the Company Stock under Section 5(d) of the Plan shall be subject to the vesting schedule in this Section 4.

5.                                       Distribution of Shares.  The Company shall distribute to the Employee (or the Employee’s heirs in the event of the Employee’s death) at the time of vesting of the Stock Unit Grant in accordance with Section 4 above (but not later than March 15 of the calendar year following the calendar year in which the Stock Units vest), a number of shares of Company Stock equal to the number of Stock Units then held by the Employee that became vested at such time, subject to reduction for withholding of shares pursuant to Section 8 below.

6.                                       Rights and Restrictions.  The Stock Unit Grant shall not be transferable, other than by will or under the laws of descent and distribution (or pursuant to a beneficiary designation authorized by the Committee).  Prior to vesting of the Stock Unit Grant and distribution of the shares of Company Stock to the Employee, the Employee shall not have any rights or privileges of a stockholder as to the shares of Company Stock subject to the Stock Unit Grant.  Specifically, the Employee shall not have the right to receive dividends or the right to vote such shares of Company Stock, nor shall the Employee have the right to sell, assign, pledge, hypothecate, encumber, transfer or otherwise dispose of, in whole or in part, the Stock Unit Grant, prior to vesting of the Stock Unit Grant and delivery of the shares of Company Stock.  The Employee shall not have any interest in any fund or specific assets of the Employer by reason of this Stock Unit Grant or the Account established for the Employee.

7.                                       Limitations.  Nothing herein shall limit the Company’s right to issue Company Stock, or Stock Units or other rights to purchase Company Stock subject to vesting, expiration and other terms and conditions deemed appropriate by the Company and its affiliates.  Nothing expressed or implied herein is intended or shall be construed to confer upon or give to any Person, other than the parties hereto, any right, remedy or claim under or by reason of this Grant Agreement or of any term, covenant or condition hereof.

8.                                       Withholding.  The Employee shall pay to the Employer or make arrangements satisfactory to the Committee regarding payment of any federal, state or local taxes of any kind required by law to be withheld at any time with respect to the Stock Unit Grant and the Employer shall, to the extent permitted or required by law, have the right to deduct from any payment of any kind otherwise due to the Employee, federal, state and local taxes of any kind required by law to be withheld.  To the extent permitted by the Committee, the Employee may elect to have the Employer withhold Company Stock to pay any applicable withholding taxes resulting from the Stock Unit Grant, in accordance with any rules or regulations of the Committee then in effect.

9.                                       Expenses of Issuance of Company Stock.  The issuance of stock certificates hereunder shall be without charge to the Employee.  The Company shall pay, and indemnify the Employee from and against any issuance, stamp or documentary taxes (other than transfer taxes) or charges imposed by any governmental body, agency or official (other than income taxes) by reason of the issuance of Company Stock.

10.                                 Terms are Binding. The terms of this Grant Agreement shall be binding upon the executors, administrators, heirs, successors, transferees and assignees of the Employee and the Company.

11.                                 Compliance with Law.  The transfer of Company Stock hereunder shall be subject to the terms, conditions and restrictions as set forth in the governing instruments of the Company, Company policies, applicable federal and state securities laws or any other applicable laws or regulations, and approvals by any governmental or regulatory agency as may be required.  By signing this Grant Agreement, the Employee agrees not to sell any Company Stock at a time when applicable laws or the Company policies prohibit a sale.

12.                                 References.  References herein to rights and obligations of the Employee shall apply, where appropriate, to the Employee’s legal representative or estate without regard to whether specific reference to such legal representative or estate is contained in a particular provision of this Grant Agreement.

13.                                 Notices.  Any notice required or permitted to be given under this Grant Agreement shall be in writing and shall be deemed to have been given when delivered personally or by courier, or sent by certified or registered mail, postage prepaid, return receipt requested, duly addressed to the party concerned at the address indicated below or to such changed address as such party may subsequently, by similar process, give notice of:

If to the Company:

Investment Technology Group, Inc.

380 Madison Avenue

New York, NY 10017

Attention: General Counsel

If to the Employee:

At the Employee’s most recent address shown on the Employer’s corporate records, or at any other address at which the Employee may specify in a notice delivered to the Company in the manner set forth herein.

14.                                 No Right to Continued Employment.  This Stock Unit Grant shall not confer upon the Employee any right to continue in the employ of the Employer nor shall this Stock Unit Grant interfere with the right of the Employer to terminate the Employee’s employment at any time.

15.                                 Application of Section 409A.  This Agreement is intended to comply with the applicable requirements of section 409A of the Code and the regulations promulgated thereunder, and shall be administered in accordance with section 409A of the Code.  Notwithstanding any provision of this Agreement to the contrary, distributions made under this Agreement may only be made in a manner and upon an event permitted by section 409A of the Code and all distributions to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” (within the meaning of such term under section 409A of the Code).  To the extent that any provision of this Agreement would cause a conflict with the requirements of section 409A of the Code, or would cause the administration of this Agreement to fail to satisfy the requirements of section 409A of the Code, such provision shall be deemed null and void to the extent permitted by applicable law.  In no event shall the Employee, directly or indirectly, designate the calendar year of distribution.  This Grant Agreement may be amended without the consent of the Employee in any respect deemed by the Committee to be necessary in order to preserve compliance with Section 409A of the Code.

16.                                 Costs.  In any action at law or in equity to enforce any of the provisions or rights under this Grant Agreement, including any arbitration proceedings to enforce such provisions or rights, the unsuccessful party to such litigation or arbitration, as determined by the court in a final judgment or decree, or by the panel of arbitrators in its award, shall pay the successful party or parties all costs, expenses and reasonable attorneys’ fees incurred by the successful party or parties (including without limitation costs, expenses and fees on any appeals), and if the successful party recovers judgment in any such action or proceeding such costs, expenses and attorneys’ fees shall be included as part of the judgment.

17.                                 Further Assurances.  The Employee agrees to perform all acts and execute and deliver any documents that may be reasonably necessary to carry out the provisions of this Grant Agreement, including but not limited to all acts and documents related to compliance with federal and/or state securities laws.

18.                                 Counterparts.  For convenience, this Grant Agreement may be executed in any number of identical counterparts, each of which shall be deemed a complete original in itself and may be introduced in evidence or used for any other purposes without the production of any other counterparts.

19.                                 Governing Law.  This Grant Agreement shall be construed and enforced in accordance with Section 19(h) of the Plan.

20.                                 Entire Agreement.  This Grant Agreement, together with the Plan, sets forth the entire agreement between the parties with reference to the subject matter hereof, and there are no agreements, understandings, warranties, or representations, written, express, or implied, between them with respect to the Stock Unit Grant other than as set forth herein or therein, all prior agreements, promises, representations and understandings relative thereto being herein merged.

21.                                 Amendment; Waiver.  Except as set forth in Section 15, this Grant Agreement may be amended, modified, superseded, canceled, renewed or extended and the terms or covenants hereof may be waived only by a written instrument executed by the parties hereto or, in the case of a waiver, by the party waiving compliance.  Any such written instrument must be approved by the Committee to be effective as against the Company.  The failure of any party at any time or times to require performance of any provision hereof shall in no manner affect the right at a later time to enforce the same.  No waiver by any party of the breach of any term or provision contained in this Grant Agreement, whether by conduct or otherwise, in any one or more instances, shall be deemed to be, or construed as, a further or continuing waiver of any such breach, or a waiver of the breach of any other term or covenant contained in this Grant Agreement.

22.                                 Severability.  Any provision of this Grant Agreement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof, and any such prohibition or unenforceability in any jurisdiction shall not invalidate or render unenforceable such provision in any other jurisdiction.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the undersigned have executed this Grant Agreement as of the date first above written.

INVESTMENT TECHNOLOGY GROUP, INC.

By:	/s/Maureen O’Hara
Name:	Maureen O’Hara
Title:	Chairman of the Board of Directors

I hereby accept the Stock Unit Grant described in this Grant Agreement, and I agree to be bound by the terms of the Plan and this Grant Agreement.  I hereby further agree that all the decisions and determinations of the Committee shall be final and binding.

/s/Robert C. Gasser
Robert C. Gasser

Exhibit A

Performance Objectives and Vesting and Distribution Schedule for the Stock Unit Grant

The Committee has set Performance Objectives (as defined in the Company’s Amended and Restated Pay-for-Performance Incentive Plan (the “Pay-for-Performance Plan”)) for the period January 1, 2008 through December 31, 2008 which will result, if achieved, in the creation of an incentive pool, up to 35% of which will be allocated by the Committee to the Employee.  The Employee’s share of the pool (not in excess of the first $925,000), as determined and awarded to the Employee by the Committee, shall be allocated to determine the number of Stock Units earned by the Employee based on the amount of the pool awarded to the Employee divided by the closing price of a share of Company Stock on the Date of Grant.  The Employee’s Stock Units, so earned, shall vest and be distributed as follows:

Vesting and Distribution Date	Percentage of Award that Shall Vest
January 31, 2009	33 1/3%
January 1, 2010	33 1/3%
January 1, 2011	33 1/3%

To the extent the Employee’s share of the pool, as determined and awarded to the Employee by the Committee, is less than $925,000, all or a part of this Stock Unit Grant shall be forfeited, as determined by the Committee.  If a part of the Stock Unit Grant is forfeited, the Stock Unit Grant shall terminate as to the forfeited Stock Units, no distribution shall be made with respect to the forfeited Stock Units and the Employee shall have no further rights with respect thereto.  The remaining part shall vest and be distributed according to the schedule above.  If all of the Stock Unit Grant is forfeited, the Stock Unit Grant shall terminate in its entirety, no distribution shall be made hereunder and the Employee shall have no further rights with respect hereto.